                                                               Page 1 of 9 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 SONOSITE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    83568G104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)
                  |X| Rule 13d-1(c)
                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                                                               Page 2 of 9 Pages

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 83568G104
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
       HealthCor Management, L.P.

 1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) 20-2893681
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
 2                                                                       (b) |X|
--------------------------------------------------------------------------------
       SEC USE ONLY
 3
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

 4     Delaware
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                          5    0
  NUMBER OF             --------------------------------------------------------
   SHARES                      SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                6    812,500
    EACH                --------------------------------------------------------
  REPORTING                    SOLE DISPOSITIVE POWER
   PERSON
    WITH                  7    0
                        --------------------------------------------------------
                               SHARED DISPOSITIVE POWER

                          8    812,500
                        --------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                           812,500
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|
10
--------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11     5.2%
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

12     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 9 Pages

SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 83568G104
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
       Arthur Cohen

 1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
 2                                                                       (b) |X|
--------------------------------------------------------------------------------
       SEC USE ONLY
 3
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
 4
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                          5    0
  NUMBER OF             --------------------------------------------------------
    SHARES                                  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               6    812,500
     EACH               --------------------------------------------------------
  REPORTING                                 SOLE DISPOSITIVE POWER
    PERSON
     WITH                 7    0
                        --------------------------------------------------------
                               SHARED DISPOSITIVE POWER

                          8    812,500
--------------------------------------------------------------------------------

       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                           812,500
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *|_|
10
--------------------------------------------------------------------------------

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11     5.2%
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

12     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 9 Pages

SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 83568G104
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       NAME OF REPORTING PERSON
       Joseph Healey

 1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
 2                                                                       (b) |X|
--------------------------------------------------------------------------------
       SEC USE ONLY
 3
--------------------------------------------------------------------------------
       CITIZENSHIP OR PLACE OF ORGANIZATION

 4     United States
--------------------------------------------------------------------------------
                               SOLE VOTING POWER

                          5    0
     NUMBER OF          --------------------------------------------------------
      SHARES                   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY            6    812,500
        EACH            --------------------------------------------------------
     REPORTING                 SOLE DISPOSITIVE POWER
       PERSON
        WITH              7    0
                        --------------------------------------------------------
                               SHARED DISPOSITIVE POWER

                          8    812,500
--------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                           812,500
--------------------------------------------------------------------------------
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *|_|
10
--------------------------------------------------------------------------------
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11     5.2%
--------------------------------------------------------------------------------
       TYPE OF REPORTING PERSON*

12     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 5 of 9 Pages

Item 1(a).       Name of Issuer: Sonosite, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:
                       21919 30th Drive S.E.
                       Bothell, WA 98021-3904

Item 2(a, b, c). Name of Persons Filing, Address of Principal Business Office,
                 Citizenship:

                 (i) HealthCor Management, L.P., a Delaware limited partnership;
                 (ii) Joseph Healey; and
                 (iii) Arthur Cohen, each having offices at Carnegie Hall
                 Tower, 152 West 57th Street, 47th Floor, New York, New York
                 10019. Both Mr. Healey and Mr. Cohen are United States
                 citizens.

Item 2(d).       Title of Class of Securities: common stock, par value $0.01 per share (the "Common Stock")

Item 2(e).       CUSIP Number: 83568G104

Item 3.          Not Applicable.

Item 4.          Ownership.

            1. HealthCor Management, L.P.
                 (a) Amount beneficially owned: 812,500 shares.
                 (b) Percent of class: 5.2%. The percentage of Common Stock reported as beneficially owned is based upon 15,592,202
                     shares outstanding as reported by the Issuer on its
                     Quarterly Report on Form 10-Q/A filed on August 26,
                     2005, for the quarter ended June 30, 2005.
                 (c) Number of shares as to which such person has:
                     (i)   Sole power to vote or to direct the vote: 0
                     (ii)  Shared power to vote or to direct the vote:
                           812,500 shares.
                     (iii) Sole power to dispose or to direct the disposition
                           of: 0
                     (iv)  Shared power to dispose or to direct the disposition of: 812,500 shares.

            2. Joseph Healey
                  (a) Amount beneficially owned: 812,500 shares.
                  (b) Percent of class: 5.2% (determined as set forth in
                      paragraph 1(b) of this Item 4)
                  (c) Number of shares as to which such person has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote: 812,500
                            shares.
                      (iii) Sole power to dispose or to direct the disposition
                            of: 0
                      (iv)  Shared power to dispose or to direct the disposition of: 812,500 shares.

                                                               Page 6 of 9 Pages

            3. Arthur Cohen
                  (a) Amount beneficially owned: 812,500 shares.
                  (b) Percent of class: 5.2% (determined as set forth in
                      paragraph 1(b) of this Item 4)
                  (c) Number of shares as to which such person has:
                      (i)   Sole power to vote or to direct the vote: 0
                      (ii)  Shared power to vote or to direct the vote: 812,500
                            shares.
                      (iii) Sole power to dispose or to direct the disposition
                            of: 0
                      (iv)  Shared power to dispose or to direct the disposition of: 812,500 shares.

Item 5.  Ownership of Five Percent or less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         The Common Stock reported herein is held by certain accounts managed by
         HealthCor Management, L.P. in a fiduciary or representative capacity.
         Accordingly, persons other than the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities; however, no such person has an interest that relates to more than five percent of the class.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company or Control
         Person.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

                                                               Page 7 of 9 Pages

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            [SIGNATURE PAGE FOLLOWS:]

                                                               Page 8 of 9 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: November 8, 2005
       -------------------

                           HEALTHCOR MANAGEMENT, L.P.

                           By:     HealthCor Associates, LLC, general partner of
                                   HealthCor Management, L.P.

                                   By: /s/ Arthur Cohen
                                      -----------------------------
                                   Name: Arthur Cohen
                                   Title: Manager

                                   By: /s/ Joseph Healey
                                      -----------------------------
                                   Name: Joseph Healey
                                   Title: Manager

                           /s/ Joseph Healey
                           ----------------------------------------
                           JOSEPH HEALEY, Individually

                           /s/ Arthur Cohen
                           ----------------------------------------
                           ARTHUR COHEN, Individually

                                                               Page 9 of 9 Pages

                                    EXHIBIT 1

              JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: November 8, 2005
       -------------------

                           HEALTHCOR MANAGEMENT, L.P.

                           By:     HealthCor Associates, LLC, general partner of
                                   HealthCor Management, L.P.

                                   By: /s/ Arthur Cohen
                                   ----------------------------------------
                                   Name: Arthur Cohen
                                   Title: Manager

                                   By: /s/ Joseph Healey
                                   ----------------------------------------
                                   Name: Joseph Healey
                                   Title: Manager

                           /s/ Joseph Healey
                           ------------------------------------------------
                           JOSEPH HEALEY, Individually

                           /s/ Arthur Cohen
                           ------------------------------------------------
                           ARTHUR COHEN, Individually